EXHIBIT 14.1

CODE OF ETHICS
FOR CHIEF EXECUTIVE OFFICER AND FINANCIAL OFFICERS
OF
SUN HEALTHCARE GROUP, INC.

  Purpose of Code of Ethics. The purpose of this Code of Ethics (this "Code") is to set forth written standards designed to deter wrongdoing and to promote:

    Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

    Full, fair, accurate, timely, and understandable disclosure in reports and documents that Sun files with, or submits to, the Securities and Exchange Commission and in other public communications made by Sun;

    Compliance with applicable governmental laws, rules and regulations;

    The prompt internal reporting to the person or persons identified in this Code of violations of this Code; and

    Accountability for adherence to this Code.

  Persons Covered. This Code is applicable to Sun's chief executive officer, chief financial officer, chief accounting officer, and controller or any persons performing similar functions (together, the "Covered Officers").

  While we expect honest and ethical conduct in all aspects of our business from all of our employees, we expect the highest possible honest and ethical conduct from our Covered Officers. You are an example for other employees and we expect you to foster a culture of transparency, integrity and honesty. Compliance with this Code is a condition to your employment and any violations of this Code may result in disciplinary action, up to and including termination of your employment.

  You have a duty to promptly report any possible violation of this Code or any questionable accounting or auditing matter either to the Audit Committee or to the SUN QUALITY LINE at (800) 761-1226. All calls to the SUN QUALITY LINE are confidential and you may call anonymously if you choose. You can make a report in good faith to the SUN QUALITY LINE without fear of reprisal, retaliation or punishment for your actions. Anyone, including a supervisor, who retaliates against an employee for contacting the SUN QUALITY LINE will be disciplined, including possible dismissal.

  Waivers. Waivers of this Code may be made only by the Board of Directors and will be disclosed in accordance with applicable law and rules of the Securities and Exchange Commission (the "SEC") and Nasdaq.

  Conflicts of Interest. A "conflict of interest" occurs when an employee's private interest interferes in any way, or appears to interfere, with the interests of Sun as a whole. A conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his or her work for Sun objectively and effectively. Conflicts of interest also arise when an employee, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position with Sun. Personal conflicts of interest are prohibited as a matter of Sun policy. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with Sun must be disclosed immediately to the Audit Committee or to the SUN QUALITY LINE.

  Compliance with Laws, Rules and Regulations. It is Sun's policy to comply with all applicable laws, rules and regulations (including insider trading laws). It is the personal responsibility of each Covered Person to adhere to the standards and restrictions imposed by those laws, rules and regulations, including but not limited to those described more fully in Sun's Code of Conduct.

  Accurate Periodic Reports and Other Public Communications. As you are aware, full, fair, accurate, timely and understandable disclosure in our periodic reports filed with the SEC and in our other public communications is required by SEC rules and is essential to our continued success. Please exercise the highest standard of care in preparing such materials. We have established the following guidelines in order to ensure the quality of our periodic reports.

  • All Company accounting records, as well as reports produced from those records, must be kept and presented in accordance with the laws of each applicable jurisdiction.

  • All records must fairly and accurately reflect the transactions or occurrences to which they relate.

  • All records must fairly and accurately reflect in reasonable detail Sun's assets, liabilities, revenues and expenses.

  • Sun's accounting records must not contain any false or intentionally misleading entries.

  • No transaction may be intentionally misclassified as to accounts, departments or accounting periods or in any other manner.

  • All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

  • No information may be concealed from the internal auditors or the independent auditors.

  • Compliance with Generally Accepted Accounting Principles and Sun's system of internal accounting controls and procedures is required at all times.

  No Rights Created. This Code is a statement of certain fundamental principles, policies and procedures that govern Sun's Covered Officers in the conduct of Sun's business. It is not intended to and does not create any rights in any employee, customer, supplier, competitor, shareholder or any other person or entity.

ACKNOWLEDGMENT FORM

I have received and read the Code of Ethics for the Chief Executive Officer and Financial Officers, and I understand its contents. I agree to comply fully with the standards contained in the Code of Ethics and Sun's related policies and procedures. I understand that I have an obligation to promptly report to the appropriate Sun compliance team, the Audit Committee or the SUN QUALITY LINE any suspected violations of the Code of Ethics.

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Printed Name

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Signature

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Date